Intellicell Corp,
                                   EXHIBIT 11
                    Computation of Earnings (Loss) Per Share
                                   (Unaudited)


                                                            For the 3 Months Ended March 31,
                                                            --------------------------------
                                                                   1996         1997
                                                            --------------------------------
Earnings (Loss) per share:
Pro forma net income (loss) for primary
earnings (loss) per share                                      $   150,000   $  (382,000)
                                                               =========================
Weighted average common shares outstanding                       2,030,000     4,507,464

Weighted average shares sold to fund stockholder
  distribution paid out of proceeds of initial public offering     142,346          --

Weighted average shares resulting from conversion of
  convertible notes payable at a discount from market               23,464          --
                                                               -------------------------
Weighted average common shares and equivalents                   2,195,810     4,507,464
                                                               =========================

Primary pro forma earnings (lose) per share                    $      0.07   $     (0.08)
                                                               =========================


For the quarters ended March 31, 1996 and 1997, no additional common stock equivalents (upon exercise of common share equivalents under the modified treasury stock method) were included in the calculation of earnings (loss) per share. For the quarter ended March 31, 1996, no such common shares equivalents existed and for the quarter ended March 31, 1997, the results would be anti-dilutive. For the quarter ended March 31, 1996 and 1997 earnings (loss) per share was identical under the primary and fully diluted basis.